Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. CONSIDERS STRATEGIC
ALTERNATIVES AND UPDATES DRILLING RESULTS

HOUSTON, TEXAS, JUNE 5, 2007— Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported that it has retained Scotia Waterous and Raymond James to evaluate and advise the Board of Directors regarding strategic alternatives to enhance stockholder value including the potential sale of the Company. The Board will consider the Company's options and determine the course of action that is in the best interest of its stockholders. A decision on any particular alternative has not been made and there can be no assurance that the Board of Directors will decide to undertake any transaction. The Company does not expect to comment further publicly with respect to the exploration of strategic alternatives, unless the Company and the Board determine it would be appropriate to do so.

Bois d'Arc also provided an update of the results to date of its 2007 exploration program. Since reporting its first quarter results, Bois d'Arc has participated in three unsuccessful exploratory wells (two wells, net to its interest). Bois d'Arc's OCS-G 27166 #1 well at South Pelto block 7 to test the "Dog Bone" prospect was unsuccessful as was the OCS-G 23903 #1 well at Ship Shoal block 163. Bois d'Arc also participated in another operator's deepwater exploratory prospect in the second quarter but has elected not to participate in the well's completion. Bois d'Arc's second quarter financial results will include exploration expense estimated at $18 million relating to the dry hole costs of these projects. Bois d'Arc has a rig on location to spud its ultra deep "Butch Cassidy" prospect and is completing its second "Doc Holiday" prospect well as a dual natural gas and condensate producer.

In addition to its drilling projects, the Company has also completed the construction of a platform for its discovery at Ship Shoal block 166, which recently started up production at 7.4 million cubic feet of natural gas equivalent ("Mmcfe") per day. The Company expects production at Ship Shoal block 166 to increase to over 9.0 Mmcfe per day as the platform reaches its full rate. Production has also been restored at Main Pass block 21, which has been shut-in since Hurricane Katrina, and is currently producing in excess of 600 barrels of oil per day. Bois d'Arc has also completed the second producing well in the M-8 sand waterflood recovery project in the Ship Shoal 113 Unit which has increased production from this project to 1,100 barrels of oil per day.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".